Exhibit 99.1

Extreme Networks Adds Telecom Industry Expert to Board

Ed Meyercord Elected to Board of Directors

SANTA CLARA, Calif., Oct. 20 /PRNewswire-FirstCall/—Extreme Networks, Inc. (Nasdaq: EXTR) today announced that Ed Meyercord has agreed to join the board of directors.

“Ed has great experience in the telecommunications business as the CEO of a regional carrier and is a key addition to our Board,” said Gordon Stitt, the Chairman of Extreme Networks’ Board of Directors. “Regional carriers are at the forefront of utilizing Ethernet technology to expand their broadband networks and we very much look forward to Ed’s advice and the benefit of his leadership in this important growth area. We are excited and pleased to have him join our team.”

Ed Meyercord is currently the President and Managing Partner of Council Rock Advisors LLC, a private company that provides advisory, capital raising and management consulting services. From December 2006 until January 2009, Mr. Meyercord served as CEO, President and Director of Cavalier Telephone & TV, a privately held voice and data services provider based in Richmond, Virginia. From January 2004 until its sale to Cavalier in December 2006, Mr. Meyercord served as Chief Executive Officer, President and Director of Talk America, Inc., a publicly traded company that provided phone and internet services to consumers and small businesses. Mr. Meyercord received his bachelor’s degree in Economics from Trinity College and his MBA from the Stern School of Business, New York University.

During its meeting on October 20, 2009, upon the recommendation of the Nominating and Governance Committee of Extreme Networks’ Board of Directors, the Board unanimously elected Ed Meyercord to serve as a Class II director of the Board until his successor is elected and qualified or until his earlier resignation or removal.

Extreme Networks, Inc.

Extreme Networks provides converged Ethernet networks that support data, voice and video for enterprises and service providers. The company’s network solutions feature high performance and high availability switching that deliver insight and control enabling customers to solve their real-world business communications challenges. Operating in more than 50 countries, Extreme Networks provides wired and wireless secure LANs, data center infrastructure and Service Provider Ethernet transport solutions that are complemented by global, 24x7 service and support. For more information, visit: http://www.extremenetworks.com

Extreme Networks is either a trademark or registered trademark of Extreme Networks, Inc. in the United States and/or other countries.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding future financial performance. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand for the Company’s products and services; a highly competitive business environment for network switching equipment; its effectiveness in controlling expenses, the possibility that the Company might experience delays in the development of new technology and products; customer response to its new technology and products; the timing of any recovery in the global economy; risks related to pending or future litigation, and a dependency on third parties for certain components and for the manufacturing of the Company’s products. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors.”